UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2009

ALLIANCE BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
14200 Park Meadow Drive #200
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 29, 2009, Alliance Bank Corporation (the “Bank”), the wholly-owned banking subsidiary of Alliance Bankshares Corporation (“Bankshares”), entered into and closed on a Stock Purchase Agreement (the “Agreement”) between the Bank as the seller and Thomas P. Danaher and Oswald H. Skewes as the purchasers. The Agreement provides for the purchase by Mr. Danaher and Mr. Skewes of all of the issued and outstanding shares (the “Shares”) of Alliance Insurance Agency, Inc. (the “Agency”), a wholly-owned insurance agency subsidiary of the Bank. Mr. Danaher is a named executive officer of Bankshares in his capacity as President of the Agency and Mr. Skewes is responsible for the Agency’s operations in Manassas, Virginia. Pursuant to the Agreement, Mr. Danaher and Mr. Skewes purchased the Shares from the Bank for a total purchase price of $5,025,000. At closing, the Bank received $3,750,000 in cash and closing credits, with the remainder of the purchase price payable pursuant to promissory notes that do not bear interest (the “Notes”), as follows: (1) $650,000 pursuant to the terms of one promissory note that is due and payable in full on February 15, 2011, and (2) $625,000 pursuant to the terms of five promissory notes in the original principal amount of $125,000 each, which are due and payable on February 15, 2011, 2012, 2013, 2014 and 2015, respectively. Each of these five notes is subject to reduction in the principal to be repaid if the employee benefits business of the Agency does not satisfy certain revenue thresholds for that note’s relevant measuring period. The Notes contain usual and customary conditions and are secured by a pledge of 9,800 of the 10,000 Shares sold at closing.
     The boards of directors of Bankshares and the Bank determined that the sale of the Agency would enhance Bankshares’ regulatory capital in a difficult economy without diluting common shareholders and would likely have a positive effect on 2010 financial results. The consideration for the sale was determined pursuant to arms’ length negotiations among the parties, and the boards of directors of Bankshares and the Bank believe that the consideration is in line with valuations for similar insurance agencies.
     The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement itself, which will be filed as an exhibit to Bankshares’ Form 10-K for the fiscal year ended December 31, 2009. A copy of Bankshares’ press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     As described in Item 1.01, which description is incorporated herein by reference, on December 29, 2009, the Bank sold all of the Shares of the Agency to Mr. Danaher and Mr. Skewes.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     The boards of directors of Bankshares and the Bank determined that the sale of the Agency was appropriate to increase Bankshares’ focus on core banking operations. Bankshares believes that this transaction will enhance its regulatory capital in a difficult economy without diluting common shareholders and expects the transaction to positively affect 2010 financial results. The closing of the transaction on December 29, 2009 resulted in a fourth-quarter charge of $455,000 related to intangibles and goodwill and fourth-quarter transaction related costs of $816,000 related to severance, COBRA and employee contract payments, rent charges, fixed asset disposition costs and professional fees. Some of the transaction related costs will be paid over time but Bankshares does not expect to recognize additional cash expenditures in connection with these costs.
     Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability, regulatory capital, balance sheet management goals and actions and financial and other goals. These statements are based on certain assumptions and analyses by Bankshares and other factors it believes are appropriate in the circumstances. However, Bankshares’ expectations are subject to a number of risks and uncertainties such as changes in the anticipated results of the sale of the insurance agency subsidiary, personnel, interest rates, accounting standards, economic conditions and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in Bankshares’ most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Alliance Bankshares Corporation press release dated January 4, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation (Registrant)
By:	/s/ Paul M. Harbolick, Jr.
Paul M. Harbolick, Jr.
Executive Vice President & Chief Financial Officer
Date: January 6, 2010